Exhibit 10.25

AMENDMENT

TO

SUBLEASE AGREEMENT

Amendment, dated as of January 1, 2007, between ITN Energy Systems, Inc., a Colorado corporation (“Sublessor”), and Ascent Solar Technologies, Inc., a Delaware corporation (“Sublessee”), to that certain Sublease Agreement (“Sublease Agreement”), effective as of November 1, 2005, between Sublessor and Sublessee.

RECITALS

A.            Sublessee currently leases from Sublessor a portion of the premises (“Leased Premises”) leased to Sublessor by that certain Office/R&D Lease, dated effective as of November 30, 2000, between ARA Building, L.L.C. as Lessor and Sublessor as Lessee.

B.            Sublessee desires to increase the space in the Leased Premises that it is subleasing from Sublessor, and Sublessor is willing to increase the space it is subleasing to Sublessee, so that the aggregate amount subleased to Sublessee from the Leased Premises equals approximately 14,244 rentable square feet, being that portion of the building depicted on the map attached hereto as Schedule 1 (the “New Subleased Premises”).

Accordingly, the parties hereto do hereby agree to amend the Sublease Agreement as follows:

1.             Section 1 of the Sublease Agreement is hereby amended to provide that the premises subleased thereunder are the New Subleased Premises, and the term “Subleased Premises” when used in the Sublease Agreement shall for all purposes be interpreted to mean the New Subleased Premises.

2.             Section 4 of the Sublease Agreement is hereby amended to provide that the rent from 1/1/07 to 6/30/07 is increased to $17,211 per month, the rent from 7/1/07 to 6/30/10 is increased to $18,991 per month, and the total rent payable under the

Sublease Agreement is nine hundred thirty thousand and twenty dollars ($930,920).  The provisions on pass-through expenses, and Sublessee’s obligations to pay the same, shall remain the same though based on the New Subleased Premises.

3.             Sublessee understands and agrees that the equipment (“Equipment”) listed on Schedule 2 attached hereto may be kept by Sublessor on the New Subleased Premises at their current location without charge to Sublessor.  Sublessee grants Sublessor, its employees, agents, contractors and invitees the non-exclusive right of ingress and egress to, through, in and on the New Subleased Premises as needed from time-to-time by Sublessor in order to use, repair or otherwise take action with respect to the Equipment; provided that this right shall not permit Sublessor, its employees, agents, contractors or invitees access to those portions of the New Subleased Premises which are designated by Sublessee as restricted areas accessible to Sublessee’s employees only due to the need to protect and secure its trade secrets and those portions of its operation which are of a sensitive nature.  Use of the Equipment by Sublessor on the New Subleased Premises shall be at Sublessor’s sole risk.  Sublessor hereby waives and releases Sublessee from and against any and all claims, damages, losses, liabilities, costs and expenses (collectively “Liabilities”) arising from Sublessor’s use of any of the Equipment on the New Subleased Premises.  Sublessor shall indemnify, defend and hold Sublessee harmless from and against any and all Liabilities, including without limitation from and against reasonable attorneys’ fees, which may be incurred by or asserted against Sublessee for any losses, injuries, death or other damages suffered by Sublessor or its employees agents, contractors or invitees using any portion of the Equipment on the New Subleased Premises.  Sublessee acknowledges and agrees that Sublessor and its employees, agents, contractors and invitees have the absolute right to, and are given the right of ingress and egress to, through, in and on the New Subleased Premises in order to, remove the Equipment from the New Subleased Premises; provided, however, Sublessor shall repair any damage to the New Subleased Premises occasioned by such removal.

4.             All other terms and conditions of the Sublease shall remain the same.

IN WITNESS WHREOF, the parties have executed this Amendment to Sublease as of the date first above written.

SUBLESSOR:

ITN Energy Systems, Inc.
a Colorado corporation

By:	/s/ Ashutosh Misra
Its:	Executive Vice President

SUBLESSEE:

Ascent Solar Technologies, Inc.,
a Delaware corporation

By:	/s/ Janet Casteel
Its:	Chief Accounting Officer

CONSENT OF LESSOR

The undersigned Lessor under that certain Office/R&D Lease, effective as of November 30, 2000, between ARA Building, L.L.C. as lessor and ITN Energy Systems, Inc. as lessee (the “Primary Lease”) hereby consents to the foregoing Amendment to Sublease Agreement and the subletting of the New Subleased Premises as described therein.  This consent shall only apply to the Amendment to Sublease Agreement and the subletting of the New Subleased Premises and shall not be deemed to constitute consent to any other sublease or subletting of the Leased Premises (as defined in the Primary Lease).

LESSOR

/s/ Matthew B. Foster

Schedule 1

NEW SUBLEASED PREMISES

(MAP OF BUILDING)

Total Square Footage of 8120 Shaffer Parkway	18,780

Square Footage Subleased to AST	14,244
Remaining Square Footage ITN	4,537

Schedule 2

Equipment owned by ITN Energy Systems, Inc. and

Physically located on subleased premises of Ascent Solar Technologies, Inc.

1. Lab Equipment located in room 122

Solar Simulator/Characterization Equipment